                                                                   EXHIBIT 10.20

[SEARCH CAPITAL GROUP, INC. LETTERHEAD]

                                  May 24, 1995

                                                   VIA FACSIMILE


Mr. Barry Ridings
Alex. Brown & Sons
1290 Avenue of the Americas
10th Floor
New York, NY 10104

Dear Barry:

         Attached please find your letter agreement executed as of this date. My compliments for your changes in a very timely fashion.

         We also will mail a hard copy to follow. Attached also please find for your information a prospective news release, subject to the finalization of the written legal settlement today. We should be issuing this tomorrow, if not, at the latest, next Tuesday.

         Please confirm with me or Linda your clearance related to Alex. Brown's portion. We will be talking with you next week.

                                   Sincerely,

                                   [ILLEGIBLE]

GCE:li

Attachments

cc:      Joe Dorman
         Robert Idzi

P.S.     Please clear the news release as soon as possible today. Thanks.

[ALEX. BROWN & SONS INCORPORATED LETTERHEAD]

                                  May 23, 1995

Mr. George C. Evans
Chairman of the Board, President
and Chief Executive Officer
Search Capital Group, Inc.
700 N. Pearl Street - Suite 400
Dallas, TX 75201-7490

Dear George:

         This letter agreement (the "Agreement") confirms the understanding and agreement between Search Capital Group, Inc. ("Search" or the "Company"), and Alex. Brown & Sons Incorporated ("Alex. Brown" or the "Financial Advisor") as follows:

         1. The Company hereby retains Alex. Brown to render financial advisory services to the Company, on the terms and subject to the conditions set forth herein, in connection with the restructuring of certain secured notes (the "Notes") of eight Securitization Subsidiaries of the Company. The Notes currently total approximately $70 million in aggregate outstanding principal as detailed in Exhibit I. Such proposed restructuring, whether by a solicitation of waivers and consents with respect to the Notes or an exchange offer involving new securities, or a settlement on the existing securities, or other similar transactions is hereinafter referred to as the "Restructuring".

         2.      Alex. Brown's services will include, as necessary:

                 (a) Evaluating from a financial point of view the Company's business operations and projections;

                 (b) Determining the Company's and each of the Securitization Subsidiaries' debt capacity in light of its projected cash flows;

                 (c) Rendering financial advice to the Company and participating in any meetings or negotiations with the Noteholders and/or their representatives in connection with any restructuring, modification or refinancing of the Notes, including any solicitation of waivers, consents or exchanges that may be required as a part of the Restructuring;

Search Capital Group, Inc.
May 23, 1995
Page 2

                 (d) Rendering financial advice to the Company and participating in any meetings or negotiations with GECC or any other prospective lender in connection with any secured lending facility;

                 (e) Providing the Company with general capital restructuring advice;

                 (f) Assisting the Company in the development of a specific restructuring proposal to present to the Noteholders;

                 (g) Advising the Company on specific tactics and strategy for negotiating with the Noteholders;

                 (h)      Assisting the Company with potential exchange offers;

                 (i) Advising the Company with respect to the timing, the nature and the terms of securities or other inducements to be offered pursuant to the Restructuring;

                 (j) Assisting the Company in the preparation of any documentation required in connection with the restructuring of the Notes;

                 (k) Providing the Company with general restructuring advice from a financial point of view, as required.

         3. As consideration for Alex. Brown's services as set forth herein, the Company agrees to pay Alex. Brown certain restructuring fees as follows:

                 (a) Upon acceptance of this Agreement and on the 15th of each succeeding month, the Company shall pay Alex. Brown a monthly cash fee of $60,000.

                 (b) Upon the completion of the Restructuring, the Company shall pay Alex. Brown a success fee, in the form of cash, equal to 8/10ths of one percent (i.e. 0.8% of the aggregate outstanding principal amount of any Notes participating in such Restructuring. The monthly fees described in 3(a) above will be credited against the fee due, in 3(b). In the event no Restructuring is undertaken, Alex. Brown will only be paid the monthly cash fee, as provided for in 3(a) above.

                 (c) Upon the completion of the Restructuring, the Company shall pay Alex. Brown a success fee, in the form of common stock of Search Capital Group, Inc., equal to 4/10th of one percent (i.e. 0.4%) of the aggregate outstanding principal amount of any Notes participating in such Restructuring. In calculating the number of shares to be provided to Alex. Brown, the success

Search Capital Group, Inc.
May 23, 1995
Page 3

                          fee shall be divided by the average of the per share closing bid price for the 30 consecutive trading days beginning with the first trading day which is 60 calendar days after the completion of the Restructuring. In the event that trading prices are not available for any 10 or more of these 30 consecutive trading days, Alex. Brown shall have the option to receive 50% of this fee in cash.

                 (d) In the event that the Restructuring is completed under a pre-packaged bankruptcy filing, the Company shall endeavor to retain Alex. Brown as its financial advisor on terms consistent with this Agreement.

                 (e) Except as noted in paragraph 2 above, the advisory services and compensation arrangements set forth herein do not encompass other investment banking services, such as raising new debt or equity capital, the solicitation of a third party investor, specific asset sales, of any other similar transaction which might be undertaken by Alex. Brown, nor do they include any expansion of the Financial Advisor role beyond that outlined in this letter. To the extent that the Company requires such additional services, the Alex. Brown will be entitled to compensation relating to such services as mutually agreed to by Alex. Brown and the Company.

         4. This Agreement may be terminated by the Company or the Financial Advisor by written notice, with or without cause, effective immediately upon receipt. Notwithstanding termination of this Agreement, the Financial Advisor will be entitled to receive: (i) reimbursement of all out-of-pocket expenses through the effective date of termination, (ii) any monthly restructuring fees that have been earned prior to such termination, and (iii) the full benefit of the indemnity and reimbursement provisions detailed in Addendum A which shall remain in full force and effect. Furthermore, if within six months after termination by the Company, the company completes a restructuring substantially similar to such restructuring recommended by the Financial Advisor, then the Financial Advisor shall be entitled to the success fee in 3(b) and 3(c) above.

         5. In addition to any fees that may be payable to the Financial Advisor, the Company shall reimburse the Financial Advisor for all: (i) out-of-pocket expenses (including travel and lodging, data processing and communications charges, courier and other appropriate expenditures, and any expenses of counsel incurred by the Financial Advisor with the Company's consent) and (ii) fees and expenses (including expenses of counsel, if any) to the extent described in Addendum A. Alex. Brown agrees to promptly notify the Company if it retains counsel. Alex. Brown will also provide the Company with a periodic summary of its expenses and will notify the Company when its total expenses have reached $25,000 and in increments of $10,000

Search Capital Group, Inc.
May 23, 1995
Page 4

                 thereafter. Alex. Brown's expense policy is attached as Addendum B.

         6. In connection with the Financial Advisor's activities, the Company will furnish the Financial Advisor with all information concerning the Company which is necessary for the Financial Advisor to perform its duties under this Agreement and provide access to the Company's management, and its outside attorneys and accountants (the "Information"). The Company represents that to the best of its knowledge, unless indicated otherwise, all Information will be complete and correct in all material respects and will not contain any materially untrue statement of a material fact. The Financial Advisor will be using and relying on the Information without independent verification thereof or independent appraisal of any of the Company's assets and the Financial Advisor shall bear no liability with respect to any services rendered by the Financial Advisor pursuant to this Agreement, in which it used or relied upon, directly or indirectly, any Information which was incomplete or incorrect in any material respect or contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances in which they were made. The Company agrees that it will provide all information necessary to the Financial Advisor to perform its duties including but not limited to adequate and sufficient information as to all material aspects of the Restructuring.

         7. The Company is signing this Agreement solely for the purpose of inducing the Financial Advisor to act hereunder and undertakes to provide all compensation, reimbursement, as well as indemnification and contribution as provided herein. Accordingly, the Company agrees to the indemnification and contribution provisions (the "Indemnification Provisions") attached to this Agreement as Addendum A and incorporated herein in their entirety, as well as the compensation and reimbursement provisions contained herein.

         8. The benefits of this Agreement shall inure to the respective successors and assigns of the parties hereto and of the indemnified parties hereunder and their respective successors and assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall survive the termination of the Financial Advisor's engagement and shall be binding upon their respective successors and assigns. Alex. Brown agrees not to assign this Agreement without the prior consent of the Company, which will not be unreasonably withheld.

         9. The Company will not make any written reference to the Financial Advisor or this Agreement or any statements contained herein in connection with any proposal made by the Company or in any press release or other public disclosure announcing any such proposal or the acceptance thereof or in any public filing by the Company

Search Capital Group, Inc.
May 23, 1995
Page 5

                 without the prior approval of the Financial Advisor, which shall not be unreasonably withheld except to the extent that such disclosure is required by law or requested by any governmental or regulatory agency or body.

         10. This Agreement and the indemnification letter, attached as Addendum A, incorporate the entire understanding of the parties with respect to the subject matter of this Agreement and supersede all previous agreements should they exist.

         11. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

         12. This Agreement may not be amended or modified except in writing executed by the Company and the Financial Advisor, and shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

         If the foregoing letter is in accordance with your understanding of the terms of our engagement, please sign and return to us the enclosed duplicate hereof.

                                        Very truly yours,

                                        ALEX. BROWN & SONS INCORPORATED

                                        By: /s/ BARRY W. RIDINGS
                                            ------------------------------------
                                            Barry W. Ridings
                                            Managing Director

Accepted and Agreed:

Search Capital Group, Inc.

By: /s/ GEORGE C. EVANS
    -------------------------------------
    George C. Evans
    Chairman of the Board, President
    and Chief Executive Officer

                                   ADDENDUM A

         In connection with the engagement of Alex. Brown & Sons Incorporated ("Alex. Brown") as a financial advisor, pursuant to a separate engagement letter (the "Letter") between Alex. Brown and the Company (as defined in the Letter), the Company agrees to indemnify and hold harmless Alex. Brown and each of its directors, officers, agents, employees and controlling persons (within the meaning of the Securities Act of 1933, as amended) against any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) related to or rising out of Alex. Brown's engagement and will reimburse Alex. Brown and each other person indemnified hereunder for all legal and other expenses as such expenses are incurred in connection with investigating or defending any such loss, claim, damage, liability, action or proceeding whether or not in connection with pending or threatened litigation in which Alex. Brown or any other indemnified person is a party; provided, however, that the Company will not be liable in any such case (except cases arising out of the use of information provided by the Company) for losses, claims, damages, liabilities or expenses that a court of competent jurisdiction shall have found in a final judgment to have arisen primarily from the gross negligence or willful misconduct of the person seeking indemnification.

         In case any proceeding shall be instituted involving any person in respect of whom indemnity may be sought, such person (the "indemnified party") shall promptly notify the Company, but failure to so notify the Company will not relieve it from any liability which it may have hereunder or otherwise, except to the extent such failure materially prejudices the Company's rights. The Company, upon the request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the Company may designate in such proceeding and shall pay as incurred the fees and expenses of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel at its own expense, except that the Company shall pay as they are incurred the fees and expenses of counsel retained by the indemnified party in the event that (i) the Company and the indemnified party shall have mutually agreed to the retention of such counsel or, (ii) the named parties to any such proceeding (including any impleaded parties) include both the Company and the indemnified party and representation of both parties by the same counsel would be inappropriate, in the reasonable opinion of the indemnified party, due to actual or potential differing interests between them. The Company will not be liable, without its consent, for the fees and expenses of more than one counsel in any proceeding.

         The Company shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there is a final judgment for the plaintiff, the Company agrees to indemnify the indemnified party to the extent set forth herein. In addition the Company will not, without the prior written consent of Alex. Brown, which consent will not be unreasonably withheld, settle or compromise or consent to the entry or any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not Alex. Brown or any indemnified party is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of Alex. Brown and each other indemnified party hereunder from all liability arising out of such claim, action, suit or proceeding.

         In the event a claim for indemnification hereunder is determined to be unenforceable by a final judgment of a court of competent jurisdiction, then the Company shall contribute to the aggregate losses, claims, damages or liabilities to which Alex. Brown or its officers, directors, agents, employees or controlling persons may be subject in such amount as is appropriate to reflect the relative benefits received by each of the Company and the party seeking contribution on the one hand and the relative faults of the Company and the party seeking contribution on the other, as well as any other relevant equitable considerations.

         This indemnification shall apply to the engagement as set forth in the Letter and any modification of the engagement and the indemnification provided herein shall survive termination of Alex. Brown's engagement and shall be binding upon any successors or assigns of the Company.

Acknowledged and Agreed:

Search Capital Group, Inc.

By: /s/ GEORGE C. EVANS
    -------------------------------------
    George C. Evans
    Chairman of the Board, President
    and Chief Executive Officer

Date: 5/24/95
      -------

                                   EXHIBIT I
                             (AS OF MARCH 31, 1995)

                                                                 NOTE
               FUND                                             PAYABLE

               ACF                                             $1,948,000

               ACF 91-III                                         665,000

               ACP                                             10,000,000

               ACF 92-II                                       10,000,000

               ACF III                                         15,000,000

               ACF IV                                          10,000,000

               ACF V                                           19,872,000

               ACF VI                                          10,675,000
                                                              -----------
               TOTAL                                          $69,160,000

                                   ADDENDUM B

                               ALEX. BROWN & SONS
                           EXPENSE POLICY GUIDELINES

         Alex. Brown's charges for expenses to the client are determined pursuant to Alex. Brown's Travel and Entertainment Policy. Out-of-pocket expenses incurred by Alex. Brown are charged to a client if the expenses are incurred in connection with services rendered for such particular client. In particular, Alex. Brown's internal policies with respect to out-of-pocket expenses billed to clients are set forth below:

(a) TRAVEL AND LODGING: All airfare charges billed to a client are based on coach fare rates. Booking air travel first class is permitted only: (1) when traveling with clients who are traveling first class, (2) and on domestic red eye flights. Business class over and coach on the return flight is permitted on international flights exceeding 7 hours. Business class round trip is permitted for international flights exceeding 10 hours. Alex. Brown has only traveled coach airfare on this assignment.

         With respect to local travel, Alex. Brown's general policy enables employees to travel by taxi or private car service to and from meetings while rendering services to a client on a client related matter, for which the client is charged. This policy is based on Alex. Brown's determination that travel by taxi or private car service is the most efficient use of a professional's time. Alex. Brown employees are not permitted to charge commutation expenses to a client unless the employee is travelling after 8:00 p.m. or on a weekend.

(b) MEALS: Alex. Brown's general policy permits its employees to bill lunch or dinner meals to a client if the employee is required to render services during such meal time to the client due to extreme time constraints. Alex. Brown employees are also permitted to bill clients for meals while travelling on behalf of clients and their related matters. Alex. Brown employees are permitted to order meals in the office if the Alex, Brown employee is required to work after 8:00 p.m. or on weekends,

(c) COMPUTER ACCESS: Alex. Brown bills its clients for time spent by its employees on computer databases. Alex. Brown purchases or leases such databases from third party sources typically for a monthly fee. Such databases are used to retrieve market price data (ie. such as stock or bond prices) and
financial information. For        example, information from Securities Data
Company, a capital markets database, is required in analyzing comparable companies. Alex. Brown charges clients a fee of $250.00 a month for these computer charges.

(d) POSTAGE AND MAILING: Messengers and couriers (including Federal Express) are used by Alex. Brown to deliver hard copy documents relating to the client matter which require receipt on an expedited basis; otherwise, Alex. Brown uses the regular postal system. Any charges for either messengers and couriers are billed to a client at cost.

(e) PRINTING EXPENSES: Alex. Brown's ability to produce color charts, large volumes of reports and certain types of presentation slides is limited by space and mechanical constraints. Outside production companies are used for projects that can not be handled by Alex. Brown's in-house production capabilities. Any charges for outside production are billed to a client at cost.

(f) DISCLOSURE INFORMATION SERVICES: Outside financial research consists of charges from outside services, principally Disclosure Information Services, which supply, for a fee, financial documents to Alex. Brown. Such outside charges are billed to a client at cost. Financial research services generally consist of the retail of financial documents filed with the Securities and Exchange Commission or other governmental and regulatory agencies.

(g) REPRODUCTION COSTS: Alex. Brown bills photocopying charges at the rate of $.25 per page.

(h) COMMUNICATIONS: Alex. Brown employees must stay in contact with their office while they are travelling. These charges consist of phone cards and air or rail phone.